Exhibit 8.2

812 SAN ANTONIO STREET SUITE 600 AUSTIN, TEXAS 78701

TEL	512 • 583 • 5900
FAX	512 • 583 • 5940

October 18, 2019

TB&T Bancshares, Inc.

1716 Briarcrest Drive, Suite 400

Bryan, Texas 77802

Attention: Mr. Timothy N. Bryan, Chairman and Chief Executive Officer

Ladies and Gentlemen:

We have acted as special counsel to TB&T Bancshares, Inc. (“TB&T”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended, in connection with the proposed merger (the “Merger”) of Brazos Merger Sub, Inc. (“Merger Subsidiary”), a wholly-owned subsidiary of First Financial Bankshares, Inc., a Texas corporation (“FFIN”), is a registered financial holding company under the BHCA, with and into TB&T, pursuant to that certain Agreement and Plan of Reorganization, dated September 19, 2019, by and among TB&T, FFIN and Merger Subsidiary (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

At your request, we are rendering our opinion concerning certain United States federal income tax matters relating to the Merger in connection with the filing of the Registration Statement on Form S-4 (as may be amended from time to time, and including the proxy statement/prospectus contained therein, the “Registration Statement”) with the U.S. Securities and Exchange Commission (“Commission”).

In providing our opinion, we have examined and relied upon the Agreement, the proxy statement/prospectus and other information included as part of the Registration Statement, the representation letters of FFIN and TB&T delivered to us for purposes of rendering our opinion stated herein (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the factual statements and representations made by FFIN and TB&T in their respective Representation Letters are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Representation Letters “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) FFIN, TB&T and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

www.fkhpartners.com

TB&T Bancshares, Inc.

October 18, 2019

Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein and set forth in the Registration Statement, we are of the opinion that, under currently applicable United States federal income tax law, (i) the Merger, when consummated in accordance with the terms of the Agreement and the Registration Statement, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the descriptions of law and the legal conclusions contained in the proxy statement/prospectus included in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” are correct in all material respects, and the discussion thereunder represents an accurate summary of the United States income tax consequences of the Merger that are material to TB&T and the U.S. shareholders of TB&T.

Other than the opinion set forth above, we express no opinion on any issue relating to (i) the tax consequences of the transactions contemplated by the Agreement, (ii) the appropriate method to determine fair market value of any stock or other consideration received in any sale or exchange, and (iii) the laws of any jurisdiction other than the federal laws of the United States of America. Our opinion relates solely to material United States federal income tax consequences of the Merger, and no opinion is implied or should be inferred beyond those matters. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform TB&T of any such change or inaccuracy that may occur or come to our attention.

As you are aware, no ruling has been or will be requested from the Internal Revenue Service concerning the United States federal income tax consequences of the Merger. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind. You should also be aware that there can be no assurance, and none is given, that the Internal Revenue Service will not take a position contrary to the position reflected in our opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

Although we may have acted as counsel to TB&T in connection with certain matters other than the Merger, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a factual or legal nature involving TB&T as to which we have not been consulted and have not represented TB&T. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. This opinion letter is delivered solely for the benefit of TB&T in connection with the filing of the Registration Statement, and no other party or entity is entitled to rely hereon without our express prior written consent.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.2 to the Registration Statement and to the references to our firm and this opinion contained in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Commission thereunder.

TB&T Bancshares, Inc.

October 18, 2019

Very truly yours,

/s/ Fenimore, Kay, Harrison & Ford, LLP

Fenimore, Kay, Harrison & Ford, LLP